Exhibit 99.3

CORPORATE PARTICIPANTS

Ken Hunt

VASCO Data Security International - Chairman, CEO

Jan Valcke

VASCO Data Security International - President, COO

Cliff Bown

VASCO Data Security International - EVP, CFO

CONFERENCE CALL PARTICIPANTS

Robert Breza

RBC Capital Markets - Analyst

Fred Ziegel

Soleil Securities - Analyst

Daniel Ives

Friedman, Billings, Ramsey - Analyst

Joe Maxa

Dougherty & Company - Analyst

Andrew Abrams

Avian Securities - Analyst

Scott Zeller

Needham and Company - Analyst

Nick Andrews

Lazard Capital Markets - Analyst

Brian Freed

Morgan Keegan - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the VASCO Data Security International Inc., Three Quarter Earnings Conference Call. (Operator Instructions). I’m pleased to introduce to you, Mr. T. Kendall Hunt, Chairman, Founder, and CEO. Please go ahead, Sir.

Ken Hunt - VASCO Data Security International - Chairman, CEO

Thank you, Operator. Good morning, everyone. For those listening in from Europe, good afternoon, and from Asia, good evening. My name is Ken Hunt. I’m the Chairman, Founder, and CEO of VASCO Data Security International Inc. On the call with me today are Jan Valcke, our President and Chief Operating Officer, and Cliff Bown, our EVP and Chief Financial Officer.

Before we begin the conference call, I need to brief you all on forward-looking statements. Statements made in this conference call that relate to future plans, events, or performances are forward-looking statements. Any statement containing words such as believes, anticipates, plans, expects, and similar words is forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements. I direct your attention to the Company’s filings with the US Securities and Exchange Commission for a discussion of such risks and uncertainties in this regard.

Today we’re going to review the results for the third quarter of 2008. As always, we will host a question-and-answer session after the conclusion of Management’s prepared remarks. If possible, I’d like to budget one hour total for this conference call. If you can limit your questions to one or two, it would be appreciated.

We are very pleased with our third quarter results and believe that 2008 will be another year of strong growth, despite the challenging business and economic environment. I am very proud to report that Q3 was the strongest quarter in the Company’s history. Revenues were $39.7 million, an increase of 32% over third quarter 2007. And once again, a very strong quarter.

It was also our 23rd consecutive positive quarter in terms of operating income and cash flow. Our gross profit for the quarter was 70% of revenue, and our operating income was 29% of revenue. During the quarter, we sold an additional 365 new accounts, including 62 new banks and 303 new enterprise security customers. This compares to the third quarter a year ago in which we sold 608 new accounts including 106 banks and 502 enterprise security customers. We now have approximately 1,200 banks and 6,800 enterprise security customers in more than 100 countries.

On a year-to-date basis, our pace of new accounts has slowed compared to 2007. Through the first nine months of 2008, we have sold 212 new banks and 1,260 new enterprise customers for a total of 1,472 new accounts. This compares to 313 new banks and 1,545 new enterprise customers for a total of 1,858 new accounts in 2007. In spite of this lower number of new accounts, our revenue grew 32% over the comparable third quarter of 2007, and 17% over the comparable nine months of 2007.

What have we learned from this? As Jan Valcke will explain later, our expanding product portfolio allows us to target larger new accounts than before. With our Identikey server, we can sell to larger enterprise security customers with more users than we were able to serve a year ago. We also know the VASCO salespeople have worked closely with our existing banking and enterprise customers to help them implement strong authentication for their applications.

While helping our core business produce very good results, we believe that this has had an adverse affect on the pace of new accounts in 2008. With our added headcount, our plan is to increase our marketing programs and actions, while focusing more on new accounts going forward.

Operational highlights for Q3 include the following — VASCO launched our new enterprise security partner program in EMEA and Latin America to maximize enterprise security opportunities; we announced Digipass Go 7 for a Strong User Authentication; VASCO introduced the Digipass 810 designed specifically for the Asian markets; we published the aXsGUARD survey for July 2008; in the US, we partnered with Encore Payment Systems to secure remote access with Digipass Go 3 and VACMAN Middleware; we announced that WhiteGold would distribute VASCO products and solutions in Australia; and last, we launched the Japanese version of our website.

Now let’s talk about our business. As you all know, banking has historically contributed a significant portion of the Company’s revenue. However, Digipass authentication is also used to secure many, many other applications including e-government, healthcare, education, e-gaming, automotive, human resources, social security, legal accounting, insurance, public transport, and many more. In fact, enterprise security revenue has grown at 34% year to date versus 14% for banking.

Let’s examine some of these non-banking applications. First, the e-gaming sector. Thanks to strong authentication, internet gamers’ accounts are secured from fraudsters trying to steal their gaming credits and avatars. Account hacking poses a real threat which may erode customers’ confidence in their continued subscription participation. Blizzard Entertainment, with its World of Warcraft game, realized the need for a secure online gaming platform, and now offers its Blizzard authenticator to protect gamers’ accounts. We believe that secure accounts will prove to be key to the success of online gaming developers and providers alike.

Another example is the Goethe Institute, which organizes programs and events focusing on education, the arts, society, and media, science and research. Headquartered in Munich, Germany, they employ over 3,000 people in 77 different countries. Remote employees use VASCO’s Digipass authentication to log on to the corporate network from abroad or at home via a VPN connection.

Our authentication solutions and services are also widely used in the educational sector. The University of Groningen currently secures remote access to their network with Digipass technology, allowing about 20,000 students and 5,500 academic employees to access the University’s network anywhere at any time.

Now let’s talk about the world economic turmoil. The financial crisis has been the number one topic in the global media and on everyone’s lips on Wall Street. Governments worldwide are supporting their large financial institutions to help them weather the storm. The credit market is tight and companies are having trouble finding loans to fund new business opportunities.

At this moment, nobody knows what the long-term impact of the financial crisis will be on the global economy. At VASCO, we view this turmoil as an opportunity. First, at a macro level, we believe that more and more banks will place more emphasis on internet banking as it is more cost-effective than opening branch offices. Second, we believe that customers will open accounts at multiple banks to maximize the protection they have under the various government guaranteed programs — as an example, the Federal Deposit Insurance Corporation in the US — and as a result, increase demand for our products. Finally, as banks merge, we will have increased opportunity in one of two ways — if our customer acquires another bank, we will be able to expand the deployment of our product to the customers of the bank being acquired; if our customer is acquired, we will have the opportunity to open discussions with the new bank based on a strong reference from our existing customer.

While we expect that there are many — while we expect that there may be some delays in orders as banks go through the consolidation process, we believe the overall trend will be good for our business. At this time of uncertainty, it is also clear that companies with a sound balance sheet, a large install base, and important business potential within and beyond their traditional markets will prevail. We believe that VASCO is such company. The Company has no long-term debt, has a sound cash position, loyal customers, and we believe, a huge growth potential in banking, enterprise security, e-commerce, e-government, and in new markets such as e-gaming.

As a conclusion, we believe that VASCO offers the broadest range of strong authentication solutions in the sector for every application and for any company or institution. Let me remind all of you about what we have been describing for some time. First, VASCO’s strategy is full option, all terrain. We offer many different products in order to meet the specific requirements of our varied customer and prospect base. Second, we deliver our Strong Authentication for use in over 100 different applications. Last, we have a business model that provides a sustainable, repeatable source of revenue.

Our business outlook and performance ranks strong on a global scale. VASCO is a stable, healthy company with a large install base, a strong balance sheet, and important growth opportunities in our existing markets and beyond. At this time, I’d like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer.

Jan Valcke -VASCO Data Security International - President, COO

Thank you, Ken. Ladies and gentlemen, we are proud to state that VASCO is doing well despite challenging market conditions. With regards to products, our strategy as a full option, all terrain authentication company allows us to offer our best-of-breed authentication solutions to any segment of our customers’ user base. Soon we expect to announce many more cutting edge products that will allow us to broaden our customer base and to become even more successful in our key markets such as banking, enterprise security, e-commerce, and e-government.

Our recent investments in non-hardware products already led to a year-over-year growing impact of our software revenue. We invite you all to join us at the upcoming CARTES tradeshow in Paris, France where we will show our newest R&D successes.

The market banks has lately met with difficulties caused by the worldwide credit crisis. Banks merged, acquire, and are acquired. Many of you are asking us what the consequences are for VASCO’s future growth. Our answer is three-fold — from a global perspective, we believe that fewer banks than one might think are similarly touched by the financial crisis. Living in regions that have been hit such as the United States or western Europe may give us a wrong impression about the crisis.

We searched two main applications in internet banking — corporate banking and retail banking. In corporate banking, it is possible that you will experience a slower growth because there may be fewer new companies starting up, and because some existing companies may face bankruptcy. But, corporate banking is only a small part of our business.

Internet banking, we hear from our customers that there is an increase in electronic accounts. More people opt for internet baking and more people have several e-accounts with multiple banks because they want to spread their money in order to reduce risk. Some of our customers in the banking sector even see the number of new accounts doubled due to the financial turmoil.

Also, in many countries around the globe, we anticipate that some governments are preparing rules and regulations in regard to the security of internet banking. Let me be clear that VASCO is prepared to take advantage of such opportunities. Our install base is an important asset for VASCO’s stability. VASCO’s existing core customers give us record business due to the growth of their applications. We don’t see any delay in the revenue coming from our install base.

We expect that banks that have already started to deploy our products will speed up their Digipass rollout and increase their efforts to secure more applications. Internet baking is for financial institutions, a very easy and cost-effective way to reach their customers. Therefore, we are convinced that existing customers will bring us more business. We cannot exclude that we might have a slowdown in new orders, but at this time, we have no indication from the market that this is the case.

Overall, we believe that VASCO is very well prepared to continue to grow within the banking market. We are still limited in people, so we have to aim before we shoot, but we can still choose our targets. Our enterprise business is continuing to evolve positively as our e-commerce and e-government markets. As you know, the mix of our different businesses is the key to VASCO’s success. Looking at our EPS for this quarter, we can only conclude that we are on the right track. Even during an investment year, our bottom line looks very healthy.

In general, the global market for VASCO is looking positive. We have to be close to the action. That’s why we keep opening new offices and why we hire local people in important geographic markets. In enterprise security, we are investing more time and effort towards larger enterprises. Our Identikey authentication server and our new Digipass family are instrumental for this evolution. The consequence is that you’ve [enlarge] of contracts with higher number of users in enterprise security. Here, too, we expect our growth to be continuing.

At the beginning of this year, we told you that VASCO will execute an intensive hiring campaign during 2008. We needed more people because our organization was reaching its limits. Simply said, we didn’t have enough people to deal with all opportunities in our core business. Currently, most of our new recruits are trained, integrated, and brought up to speed. We will continue our investments in the recruiting and will maintain our training efforts towards our existing staff.

The market climate will probably make concluding easier. VASCO’s confidence that the company is well armed for the future with the right people, the right products and services, the right market strategy, and a very strong balance sheet. Thank you.

Ken Hunt - VASCO Data Security International - Chairman, CEO

Thank you, Jan. Now I’d like to introduce Cliff Bown, VASCO’s EVP and Chief Financial Officer. Cliff.

Cliff Bown - VASCO Data Security International - EVP, CFO

Thanks, Ken, and welcome to everyone on the call. As noted earlier by Ken, revenues for the third quarter of 2008 were $39.7 million, an increase of $9.7 million, or 32% over the third quarter of 2007. For the first nine months, revenues were $104 million, an increase of $6.2 million, or 17% over the comparable period in 2007.

The increase in revenue for the third quarter and first nine months reflected double-digit increases over the prior year from both the banking and enterprise security markets. Revenues from the banking market for the third quarter and the first nine months of 2008 increased 37% and 14% respectively from the same periods in 2007. And revenues for the third quarter and first nine months of 2008 increased 14% and 34% respectively from the enterprise security market.

It should be noted that the comparison of revenues was positively impacted by the weaker US dollar in 2008. We estimate that revenues in the third quarter and first nine months of 2008 were approximately $1.8 million and $5.8 million higher, respectively, than they would have been had the exchange rates in 2008 been the same as in 2007. Excluding the estimated impact of currencies, revenues were approximately 26% and 11% higher for the third quarter and nine months ended September 30, respectively, than in the comparable periods of 2007.

The distribution of our revenue in the third quarter of 2008 between our two primary markets was approximately 83% from banking and 17% from enterprise security. This compares to 80% from banking and 20% from enterprise security in Q3 of 2007. For the first nine months of 2008, 82% of our revenue was from banking and 18% from enterprise security, and compares to 84% from banking and 16% from enterprise security for the first nine months of 2007.

Our revenues continue to come predominately from outside the United States. The geographic distribution of our revenue in the third quarter was approximately 65% from EMEA, that is, Europe, Middle East, and Africa, 5% from the US, 7% from Asia Pacific, and the remaining 23% from other countries. The geographic distribution of our revenue for the first nine months of 2008 was approximately 67% from EMEA, 6% from the US, 8% from Asia Pacific, and the remaining 19% from other countries.

First profit as a percentage of revenue for both the third quarter and first nine months of 2008 was approximately 70%. The rate in 2008 compares favorably to the 67% and 66% reported for the third quarter and first nine months of 2007, respectively. The increase in gross profit as a percentage of revenue for 2008 compared to 2007 is primarily attributable to four factors — the first, our non-hardware revenues continue to grow as a percentage of total revenue; second, we had a favorable change in product mix of our business with card readers declining as a percentage of our total revenues; third, we benefited from the strengthening of the euro compared to the US dollar in 2008 over 2007; and fourth, on a year-to-date basis, as previously noted, our revenues from the enterprise security market increased as a percentage of our total sales.

Our non-hardware revenues were approximately 23% of total revenue for the third quarter and first nine months of 2008, and compares to 14% of total revenue for the third quarter and first nine months of 2007. Since the majority of our purchases of inventory are denominated in US dollars, the strengthening of the euro compared to the US dollar also contributed to the improvement in our gross margins as percentage of revenue. We estimate that the strengthening of the euro increased our gross margin percentage by approximately 1.4 percentage points in the quarter, and 1.7 percentage points for the first nine months.

Operating expenses for the third quarter of 2008 were $16.4 million, an increase of $4.7 million, or 40%, from the third quarter of 2007. And operating expenses for the first nine months of 2008 were $47 million, an increase of $13.3 million, which is also 40%, from the same period in 2007. Operating expenses for third quarter and first nine months of 2008 included $811,000 and $2.3 million, respectively, related to stock-based incentive plans. Stock-based incentive plan expenses in the third quarter and first nine months of 2007 were $564,000 and $1.5 million, respectively.

It should be noted that the comparison of operating expenses in 2008 to 2007 was negatively impacted by the weaker dollar in 2008. We estimate that expenses were $1.4 million, or 9% higher for the quarter, and $4.3 million, or 10% higher for the first nine months than they would have been has the exchange rates in 2008 been the same as in 2007.

For the third quarter, operating expenses increased by $2.6 million, or 42%, in sales and marketing, $503,000, or 20%, in research and development, and $1.7 million, or 63%, in general and administrative categories when compared to the third quarter of 2007. A majority of the increase in sales and marketing was related to the

Company’s increased investment in sales staff and the cost associated with opening sales offices in Brazil, Japan, and India. The increase in research and development was primarily attributable to increased compensation expenses. And the increase in general and administrative expense primarily reflected increased headcount and related compensation expenses, professional fees, travel expenses, and recruiting costs.

For the first nine months of 2008, operating expenses increased by $6.6 million, or 35%, in sales and marketing, $2.2 million, or 33%, in research and development, and $4.8 million, or 66%, in general and administrative when compared to the same period in 2007. The reasons for the increases in expense for the first nine months are generally the same as for the third quarter.

Operating income for the third quarter of 2008 was $11.4 million, an increase of $3.2 million, or 39%, from the $8.3 million reported for the third quarter of 2007. For the first nine months, operating income was $26.3 million in 2008, an increase of $1.8 million, or 7%, from the $24.6 million reported in 2007.

Operating income as a percent of revenue, or operating margin, was 28.8% for the third quarter and 25.3% for the first nine months of 2008. In 2007, our operating margins were 27.5% for the quarter and 27.7% for the first nine months. The increase in operating margin in the third quarter of 2008 compared to the third quarter of 2007 reflected the leverage in our operating model as the benefits from the increased revenue and the improvement in gross profit as a percentage of revenue exceeded the increase in our operating expenses. The decline in operating margin for the first nine months period is attributable to our planned and previously discussed investment— increased investment in our infrastructure that is needed to support future growth.

The Company reported income tax expense of $1.8 million for the third quarter and $5 million for the first nine months of 2008. The effective tax rate was 16% for the third quarter and 19% for the first nine months of 2008. For 2007, the Company reported income tax expense of $2.3 million for the third quarter and $6.9 million for the first nine months. The effective tax rates reported in 2007 was 28% for both the third quarter and nine month period ended September 30.

The effective tax rates for both 2008 and 2007 reflect our estimate of the full-year tax rates at the end of the third quarter in each period. Reduction in the tax rate is primarily attributed to the benefits expected from our new structure related to the Company’s ownership of its intellectual property.

Earnings before interest, taxes, depreciation, and amortization, EBITA or operating cash flow, if you will, was $11.5 million for the third quarter and $28.4 million for the first nine months of 2008. EBITDA was $2.7 million, or 31% higher in the third quarter, and $1.9 million, or 7% higher than in the first nine months of 2007.

The make up of our work force as of September 30, 2008 was 289 people worldwide, with 164 persons in sales, marketing, and customer support, 81 persons in research and development, and 44 persons in general and administrative. The average headcount for the third quarter of 2008 was 64 persons, or 30% higher than the average headcount for the third quarter of 2007. The average headcount for the first nine months of 2008 was 58 persons, or 28% higher than the average headcount for the same period in ‘07.

On the balance sheet, our cash and working capital balances increased during the third quarter of 2008. As of September 30, 2008, our cash balance was $50.7 million, an increase of $8.6 million, or 20%, from $42.1 million at June 30, 2008, and an increase of $11.9 million, or 31%, from $38.8 million at December 30 of 2007. As of September 30, 2008, our working capital balance was $73.8 million, an increase of $6.9 million, or 10%, from $66.9 million at June 30, ‘08, and an increase of $21.3 million, or 41%, from $52.4 million at December 31, 2007. We had no debt outstanding during the quarter.

During the quarter, also, our DSO, Days Sales Outstanding and Receivables, increased to 69 days as of September 30, 2008 from 83 days at June 30, 2008, and from 76 days at December 31 of 2007. The decrease in DSO was primarily related to the timing of when sales were made in the quarter.

Thank you for your attention. I would now like to turn the meeting back to Ken.

Ken Hunt - VASCO Data Security International - Chairman, CEO

Thank you, Cliff. Summing up, we are pleased with the progress we saw in the business in Q3. It was consistent with our belief that our growth over 2007 results would accelerate in the second quarter of this year.

With regards to the full year, we are reaffirming the guidance that we communicated to you at our last earnings call. We expect our full-year revenue to grow from 15% to 25% over full year 2007. Next, we expect gross margins to be in the range of 60% to 68% of revenue. And last, we expect that full year 2008 operating income will be in the range of 20% to 25% of revenue.

In his testimony to the House budget committee on Monday of this week, Ben Bernanke predicted the economy is likely to be weak for several quarters and with some risk of a protracted slowdown. In contrast, we expect to see continued strong order flow and a promising outlook elsewhere in the world where business has not been impacted to the degree found here in the US. However, with this cautious tone in mind, VASCO Management feels comfortable at the midrange of its revenue guidance.

As described in our last earnings call, this guidance reflects the Company’s strategy to continue its aggressive growth by investing in its people and the infrastructure necessary for long-term profitability. It also reflects our evolution to a more software-centric company with a focus on recurring revenues, and in some cases, the recording of deferred revenue over multiple years.

Ladies and gentlemen, thank you for your attendance today. I look forward to your participation at our next earnings conference call for Q4 and full year 2008. Operator, the call is now open for questions.

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions). And our first question comes from the line of Robert Brezafrom RBC Capital Markets. Please proceed.

Robert Breza - RBC Capital Markets - Analyst

Good afternoon, or good morning, Ken and Cliff. Quick question for you. Ken, you mentioned that banking was 83% of revenues. Can you help us understand the difference between— or the split in terms of corporate banking and internet banking, what percentage that was?

Ken Hunt - VASCO Data Security International - Chairman, CEO

Jan, why don’t you address that question. His question, out of our banking revenue, what percentage is— approximately what percentage is corporate-type banking, what is retail banking?

Jan Valcke - VASCO Data Security International - President, COO

Okay, so corporate banking, also named the cash management, is a small part of our business in banking. I estimate it’s around 10% of our banking business.

Robert Breza - RBC Capital Markets - Analyst

Okay, thank you. Cliff, as you look at deferred revenue, it was down quarter-by-quarter. And with the move more towards software, I would expect deferred revenue to start to see an uptick. Can you help me understand when we would start to see that uptick, or is deferred revenue not a good indicator for the software portion of the business?

Cliff Bown - VASCO Data Security International - EVP, CFO

Well, I think deferred revenue is a good indicator for maintenance as it relates to the business, not necessarily software. Depending on how the transaction is bundled, if it’s hardware, software, maintenance and other items, we have to unbundle it using the accounting standards for VSOE. So if we have VSOE for all of the undelivered elements, we’ll recognize software currently. So the only piece in that bundle would be maintenance. If, however, we don’t have VSOE, the entire transaction would be deferred.

Now as you look at this quarter, Rob, I think you have to continue to consider the impacts of currency, because when we report, all of the balance sheet items are reflecting the currency rates as of the end of the quarter. And so if you look at the currency rates at the end of June versus September, euros to dollars, the dollar strengthened about 9% compared to the euro. A lot of those deferred revenues are going to be in euros. So naturally, as a result of the strengthening of currency, you’re going to see a smaller deferred revenue balance.

So when I look at it, the overall deferred revenue’s declined 11%, the euro declined about 9% versus the dollar — those are quite comparable. And to me, the remaining balance then reflects the fact that we had slightly more amortization than we had additions during the quarter.

Robert Breza - RBC Capital Markets - Analyst

That’s helpful. Ken, maybe one last question. As you look at the environment, and you even talked about Bernanke’s comments, you guys are aggressively hiring headcount. This reminds me of what we saw back in 2001, 2002 where we came out of 9/11, Q3 was okay, Q4 was okay, and then Q1 we saw the brakes just get stepped on as it relates to spending. How quickly, given you guys are ramping your business, adding expenses, how quickly can you shut that down to protect earnings and protect margins? Thanks.

Ken Hunt - VASCO Data Security International - Chairman, CEO

Yes, that’s a good question, and obviously that’s a question that we ask ourselves. And we feel that we’re still a small business, and we can react pretty quickly to evolving results. So we’re not too concerned about that. But we do question ourselves, and we have discussions about that frequently, and it is something that we’re watching.

Robert Breza - RBC Capital Markets - Analyst

So, I mean, I guess asking it in a slightly different way, I guess are you, in your organization, flexible enough to react to a global slowdown?

Ken Hunt - VASCO Data Security International - Chairman, CEO

Yes, I tried to answer that. Yes, we are.

Robert Breza - RBC Capital Markets - Analyst

Great. Thanks a lot, guys.

Ken Hunt - VASCO Data Security International - Chairman, CEO

Sure.

Operator

Our next question comes from the line of Fred Ziegel from Soleil Securities. Please proceed.

Fred Ziegel - Soleil Securities - Analyst

Hi, everybody.

Ken Hunt - VASCO Data Security International - Chairman, CEO

Hi, Fred.

Fred Ziegel - Soleil Securities - Analyst

Ken, or maybe Jan, in the past, and I’m sure it’s still true, you’ve always talked about your installed base of banks and the small degree to which you’ve penetrated those accounts. What’s your guess as to where you stand in that? How much business in your banking vertical is coming from current customers as opposed to new?

Ken Hunt - VASCO Data Security International - Chairman, CEO

I don’t know that we have precise numbers on that, Fred. You saw that in spite of the fact that our new accounts and banks and enterprise customers were down, we still had a very strong third quarter that basically came from our core business. And that came from our salespeople addressing customers that we had signed on. Jan in his comments described that some of our new accounts are bigger than they have been in the past, so that has produced more revenue. We’ve also worked with the existing customers to generate more revenues.

I personally think that ‘07 was, in terms of new accounts, was a spike maybe tied to the FDIC guidance. In fact, we were up over 1,000— approximately 1,000 new accounts over 2006. 2008 is tracking a little above 2006 in terms of number of new accounts. So I think that we’ve always generated more the majority of our business from our existing accounts. And I think it was probably a little higher proportionately in the third quarter.

We are going to renew our efforts going forward to sign up more new accounts. We’ve hired more people. As Jan said, we’ve trained these people; they’re now ready to produce. So we’re going to renew our efforts in growing the new account business.

Fred Ziegel - Soleil Securities - Analyst

Okay. I take it from your guidance comments that you’re continuing to see pretty good order flow this quarter?

Ken Hunt - VASCO Data Security International - Chairman, CEO

Yes.

Fred Ziegel - Soleil Securities - Analyst

Okay. Question for Jan, you mentioned that there could be some potential additional regulatory legislation to drive more strong authentication. What parts of the world might that be?

Jan Valcke - VASCO Data Security International - President, COO

That’s a very good question, but that’s also very tough to answer, because some of that information is still, for competitional reason, I would like not to address that too much. But it’s in all regions of the world.

Fred Ziegel - Soleil Securities - Analyst

Okay, so we should expect, perhaps, to see some legislation in place somewhere in 2009?

Jan Valcke -VASCO Data Security International - President, COO

I think it will be a continuing process that will be done in a lot of regions and countries.

Fred Ziegel - Soleil Securities - Analyst

Okay. Ken, last question. You mentioned in terms of bank consolidation, you’ve got opportunities if your customers are the acquirers, or I guess an upsell if they’re being acquired — I lose track of all these guys. I know Sovereign is being acquired, Wachovia is being acquired. Who at this point is going the other way? Who of your bigger customers are on the acquiring side?

Ken Hunt - VASCO Data Security International - Chairman, CEO

Jan, do you know off hand any larger banks that have been the acquirers?

Jan Valcke - VASCO Data Security International - President, COO

Yes, I need to think a little bit. I think it’s— I think in the UK, Lloyds has acquired a larger US bank. UK banks are— there has been a lot of acquisitions done by bigger banks, by smaller banks, but I don’t have the most recent information. And it’s a continuing process going on, also.

Fred Ziegel - Soleil Securities - Analyst

Okay.

Ken Hunt - VASCO Data Security International - Chairman, CEO

Yes. And Fred, we want to make sure we’re not naming banks that aren’t customers. So I think you just need to make your own observations in the market.

Fred Ziegel - Soleil Securities - Analyst

Okay, thanks, guys.

Ken Hunt - VASCO Data Security International - Chairman, CEO

Sure.

Operator

Our next question comes from the line of Daniel Ives from FBR. Please proceed.

Daniel Ives - Friedman, Billings, Ramsey - Analyst

Hey, guys. Two questions. First, can you talk about backlog, at least anecdotally, going into the quarter, and comparing it to a quarter ago? So going into fourth quarter, do you have the same comfort level you do based in order inflows as you did going into third quarter?

Ken Hunt - VASCO Data Security International - Chairman, CEO

Well, we have, as of today, we have a strong backlog. Backlog — the definition of backlog is what we’ve already shipped in invoice as of yesterday in the quarter, and plus, what we have scheduled to ship in invoice through the rest of the quarter. So I won’t comment on its relative strength to third quarter or any other quarter other than to say it’s a strong backlog.

Daniel Ives - Friedman, Billings, Ramsey - Analyst

Okay, and what was cash flow from ops in the quarter?

Cliff Bown - VASCO Data Security International - EVP, CFO

The— well, we don’t publish cash flow from ops. We’ve got EBITDA, which we talked to in terms of our numbers, Daniel. EBITDA for the quarter was $11.5 million. So that’s earnings before interest, taxes, depreciation, and amortization. The true cash flow from ops will be part of our 10Q filing.

Daniel Ives - Friedman, Billings, Ramsey - Analyst

Okay. Thanks, guys.

Operator

Our next question comes from the line of Joe Maxa from Dougherty & Company. Please proceed.

Joe Maxa - Dougherty & Company - Analyst

Thank you. Ken, I’m just wondering if you saw any push outs or delays in the quarter, given new banks have decided not to—

Ken Hunt - VASCO Data Security International - Chairman, CEO

Jan, did we have any push out or delays?

Jan Valcke - VASCO Data Security International - President, COO

Not that I’m aware of it.

Joe Maxa - Dougherty & Company - Analyst

And then Ken, I’m just looking again at your new banking customers, 62. And it’s certainly been down from the last couple of quarters and last year. At some point, your growth in ‘09 or 2010 has to rely on your growing customers, and I know you’re addressing that by adding headcount and whatnot. Have you been able to pick up any correlation with the banks and maybe the size of the banks or rollouts that should give us more confidence in the growth number for next year?

Ken Hunt - VASCO Data Security International - Chairman, CEO

Jan, can you answer that question?

Jan Valcke - VASCO Data Security International - President, COO

Can you maybe repeat, Ken? I didn’t hear very well the question.

Joe Maxa - Dougherty & Company - Analyst

Well, I guess I’m more concerned about the number of banks, new bank wins declining, and then trying to come up with an expectation for growth next year. And if you’re—

Jan Valcke - VASCO Data Security International - President, COO

Okay. Let me say— maybe first let me say to who we are working. We work with a very straightforward business plan where we screen all the countries. And in those countries, we’re screening the markets that we are working in it. Basically, it is corporate banking, retail banking, enterprise security, network security, and application security, or e-commerce. We’re screening all those markets. And due to the trends that we see in the markets, we invest our marketing money in regions and markets that we believe are profitable for VASCO.

So as an example, and again, if you read the newspapers in western Europe and in the United States, you believe— you should believe that this banking crisis is really worldwide. It is true that (inaudible) it’s a worldwide crisis, but on the other hand, there’s still a lot of regions that are almost not touched by the banking crisis. That’s the first [contestation], it’s normal that we will put or press harder on the buttons in those countries.

The second thing is, anyway, we are limited in the number of people, so we don’t have enough people to work in detail or in deep— in depth, sorry— in the whole worldwide market. So we need to make the choices, and I believe what we show in the past is that we know very well how we need to push on the right buttons.

So 2008 was and is a stabilization year for us. We needed to hire a lot of people, integrate them, and let’s say those new people in sales and marketing are still not 100% operational. So we believe that we will in next year increase a lot of marketing efforts again in those regions where we believe that we will have a (inaudible) profit. Now I cannot give numbers of new banks that we’re going to acquire. We have a fair idea of that, but I think it would not be good to announce that here. Give that somewhat an answer.

Joe Maxa - Dougherty & Company - Analyst

Yes, I guess I was— Ken, maybe just a little bit on the rollout of your banks. Is it typically you’re still seeing the three-year to four-year rollout, or is that shortened?

Ken Hunt - VASCO Data Security International - Chairman, CEO

I think it’s been shortened. Jan made that comment that he feels that, based upon his view of the market worldwide, that the banks are probably accelerating those rollouts to try to reduce their costs faster and to try to secure and retain their business and retail clients. So instead of two to four years, maybe it’s two to three years.

But don’t forget that even though we’ve signed 1,200 banks as clients, we still have a lot of opportunities ahead. I’m not sure exactly what the total number of banks are in the world because there’s been some consolidation, but there’s probably north of 40,000 banks in the world. We’ve only signed up as customers about 1,200.

And also don’t forget that just signing up a bank doesn’t mean we only do one rollout with them forever. We have some clients that are in their fourth generation of VASCO product. So it’s a long, long standing relationship that we establish with a bank once we sign them up and begin the initial rollout. It goes on and on.

Joe Maxa - Dougherty & Company - Analyst

Okay. Thanks a lot for your answers.

Ken Hunt - VASCO Data Security International - Chairman, CEO

Sure.

Operator

Our next question comes from the line of Andrew Abrams from Avian Securities. Please proceed.

Andrew Abrams - Avian Securities - Analyst

Hi, guys. I just wanted to follow up if I could. There were a couple of projects that you talked about last quarter that missed the end of the quarter and would have rolled into this quarter. Is there any way you can quantify both, did they all actually happen in the quarter, and to some degree, give us an idea of what percentage of the revenues they might have looked like to the quarter?

Cliff Bown - VASCO Data Security International - EVP, CFO

Andrew, they— I guess first, yes, they did roll into Q3, and no, we probably can’t give you a percentage, because that’s really part of the normal business. We are very focused on revenue recognition and when we can take the revenue for reporting purposes, but that happens every quarter end. So at the end of this quarter, there were also some deals that got pushed into Q4. And so I— rather than talk about exactly what the orders were and what just missed cut off for revenue recognition in one quarter that rolled into the other, I think it’s best that we all just consider that part of our normal operations.

Andrew Abrams - Avian Securities - Analyst

Got you. Okay, and on your full-year guidance, your comment on looking at the midrange of that guidance, where does that come from? Does that come from you and your conservative nature in terms of the business, or does it come from your lead of what clients are telling you, or does it come from your read of what not what your clients are telling you, but you think what they’re actually going to be doing? Maybe you could give some color there?

Ken Hunt - VASCO Data Security International - Chairman, CEO

Yes, well, objectively, the best way for us to measure our business is the metrics that we’ve always used to measure the business. And that is, what is our backlog going into a quarter, what’s our weighted forecast in that quarter, and what can we expect to generate through our reseller channel that gives us turns business? In other words, they give us an order, we turn the order around, we ship it, and we take the revenue in that quarter.

And so, without reading the newspapers, without listening to radio or watching TV, our business is very strong. We said that before; I said it a few minutes ago. But, there are all kinds of dynamics and there are emotions going on in the world. We can’t control those things, so we’re trying to be cautious and conservative in terms of guiding the market.

Andrew Abrams - Avian Securities - Analyst

Just last on new products. How far afield are we going on new products? I mean, I’m just trying to get a handle on where you guys are looking over the next 6 to 12 months in terms of are these token-oriented, specialty products, or are we talking about software layers— additional software layers or additional software applications? Can you give us a little color there?

Ken Hunt - VASCO Data Security International - Chairman, CEO

Yes, we’re not the kind of company that goes too far afield from our basic product strategy. We do have the good fortune that we have some very large customers, i.e. the banks that tell us the kinds of products they want us to provide to them. They like the fact that VASCO has a variety of product and solutions. And so we regularly talk to those banks, and they tell us the kind of products they’re interested in buying from us.

And we’ve talked about this a lot. Once we know a product, a demand for a product, we do a make versus buy. We have always kept in touch with small companies around the world that have gotten funded locally in their territory or their country. They assemble an R&D team, they produce a product, they sell it in the local market, and then they run out of gas. And so we go to them and we say, well, your product’s very interesting; we’d like to buy your company. And if we can work out a reasonable price, we buy the company. If not, we build the product ourselves.

So you want find us out trying to make markets happen by inventing a new whizz-bang, a product. We try to follow the lead of our customers. We hang back a little bit. Now the latest products that we’ve announced, and Jan, you might tell them a little bit more about the two products we announced a couple of days ago. I think that’s an example of what I’ve just said; an indication of our customers through RFPs, through conversations in developing these new products. Jan, why don’t you describe in just a couple of sentences these latest two product announcements.

Jan Valcke - VASCO Data Security International - President, COO

We are confirming, of course, our full option strategy here where we are putting all authentication technologies on that one and unique platform that is called VACMAN Controller. Now VACMAN Controller is basically it’s a very large SDK. And we have now also put that SDK in our own server called Identikey. And later on, we’ll do announcement with our aXsGUARD product line. So basically what I mean here is we continue our software strategy where the hardware is an add-on to the software.

Now what has been announced lately is that we have launched what is called a PKI Middleware. It’s called— the product is called CertiID. PKI Middleware is a software that is placed on the PC, the computer of the user, and what is very typical for VASCO is that it’s — and that you will see in all product lines that we are producing it — that this software also is [agnostic] to all kinds of operating systems that is coming from smart card technology.

So this software, based again on the client PC, is completely compatible with a whole range of USB devices, so it’s smart card devices with connected readers and so on. And we believe that again, confirming our strategy, that we go very much beyond it’s (inaudible) for the banking, but that again, to go (inaudible) beyond banking business and that those products can also be used in e-government and enterprise security application.

And that you will see more and more coming out of our software company. More and more products that are in fact designed in the first place for the banking industry, but at the same time, can be deployed in e-government, e-security, e-commerce applications.

Andrew Abrams - Avian Securities - Analyst

Great. Thank you, and congratulations on the quarter.

Ken Hunt - VASCO Data Security International - Chairman, CEO

Thank you, Andrew.

Operator

Our next question comes from the line of Scott Zeller from Needham and Company. Please proceed.

Scott Zeller - Needham and Company - Analyst

Thanks. Two questions. Could you tell us the percentage of revenue from your core largest customers, like maybe the top 10 customers?

Cliff Bown - VASCO Data Security International - EVP, CFO

On a year-to-date basis, Scott, we don’t have any customers that are more than 10% of our revenues. For the quarter, we had two customers that were more than 10%, but not by a significant percentage. So as we’ve been consistent with our past practice, we will identify the customers that would be 10% on a full-year basis for the K, but those that are there just for the quarter, we wouldn’t identify by name, because with the flow of our orders, and given the size of the company that we are, it’s fairly easy for a customer to have a very large deployment that hits in one quarter, but doesn’t carry forward into the other. So we think that the full-year look is the more appropriate way to view the business.

Scott Zeller - Needham and Company - Analyst

Fair enough. What I was really— that’s helpful, but what I was interested in more was this argument that you have a core group of very large banks that wind up being repeat, long-term customers. And I’m wondering if you could give us some color around whether or not that’s actually true and if so, what is that group of your largest core customers represent typically in revenues? Even just color would be helpful.

Cliff Bown - VASCO Data Security International - EVP, CFO

Right. I won’t have any specific numbers for you, but suffice it to say that when I look at the list of top 10 customers, and we do that analysis every quarter, probably six to eight of the names in any given quarter are names that we’ve seen in that list before. And when we roll up the annual data, it’s similar. It’s probably six or seven of the top 10 are customers that have been there the year before, the year before that. These sustainable, repeatable source of revenue that Ken talks to is very evident in that list of top 10.

Scott Zeller - Needham and Company - Analyst

Okay. And then the follow on would be with the improvement— or the mix shift continuing towards non-hardware, why would we not see gross margins actually higher than where they are right now as the mix is more favorable towards, I guess we call it software revenue?

Cliff Bown - VASCO Data Security International - EVP, CFO

Oh, it goes to what’s happening with the rest of the business. There are competitive pressures on the card reader segment, for example, and card reader’s still a very significant part of our business. But as you know, the card readers are largely in Europe and largely related to the Europay MasterCard/Visa scenario. So we have a number of competitors in the European market that have very low-end, low-feature readers that compete against us for that kind of business.

So if the overall margin gets into that combination, then the more we have enterprise security, the more we have in non-hardware revenues, the better the margins. But then again, to the extent that we still have 77% of our revenues that are hardware-based, those are going to be under constant pressure from competitive pricing pressure on the top line, and we’ve seen some pressure on the cost of those items as well. Especially when oil prices were higher, the manufacturing sector was looking for higher prices on their production. So those margins on the hardware can get squeezed from both directions.

Scott Zeller - Needham and Company - Analyst

If that’s the case, would you, without giving official guidance, but would you say that we should expect a net flattish gross margin in the future because the trends will continue as you say? We’ve got—

Cliff Bown - VASCO Data Security International - EVP, CFO

Well, it’s yet to be written, but at least in terms of our strategies, that’s consistent with some of our general thinking. But the more we can go to software, the more it will help us offset any negative impacts on the hardware side.

Scott Zeller - Needham and Company - Analyst

Got it. So they would net each other out, basically. Thank you very much.

Cliff Bown - VASCO Data Security International - EVP, CFO

You’re welcome.

Operator

Our next question comes from the line of Nick Andrews from Lazard. Please proceed.

Nick Andrews - Lazard Capital Markets - Analyst

Good morning, guys, and I guess good evening as well. In the past, you guys have talked about that the organic growth from existing bank customers had been basically 15% to 20% per year. Can we get an update on your thinking on those numbers with regard to what’s going on in the market right now?

Ken Hunt - VASCO Data Security International - Chairman, CEO

Nick, what percentages did you use?

Nick Andrews - Lazard Capital Markets - Analyst

I think you guys have said— talked about 15% and 20% customer growth from existing banking customers on a year-over-year basis. I think we talked about that at the last (inaudible)?

Ken Hunt - VASCO Data Security International - Chairman, CEO

Jan, I think that’s a percentage that you’ve talked to, potentially, in the past.

Nick Andrews - Lazard Capital Markets - Analyst

Yes.

Jan Valcke - VASCO Data Security International - President, COO

What percentage is it?

Ken Hunt - VASCO Data Security International - Chairman, CEO

It’s the percentage that we should expect just from our customer base because of replacement of existing tokens—

Jan Valcke - VASCO Data Security International - President, COO

Okay. Yes, so, let’s say that there are a couple of organic growth in the existing customer base, and as I’ve talked— existing customer base, I mean here banks. So basically, in the retail banking, what do we see? We see first of all that due to typical things that happening in that business, loss of Digipasses, Digipasses in the washing machines, broken Digipasses by the fault of the user, and also acquisition of new customers, there is a percentage after the rollout of all the electronic accounts. There is a percentage that gives us our organic growth.

So what Ken said a couple of minutes ago, a typical deployment today is two or three years. Well after that deployment, we can expect a percentage of growth that by the reasons I’ve just told you. The second thing I’ll also mention in my expose that the banks today, or some of our customers anyway, are opening more electronic accounts due to the risk, because the consumer has now seen what risk there is to stay with one bank. So most consumers are opening more electronic banking accounts in different banks to spread out that risk.

Nick Andrews - Lazard Capital Markets - Analyst

Okay, so that 15% to 20% number is still valid?

Jan Valcke - VASCO Data Security International - President, COO

Yes.

Nick Andrews - Lazard Capital Markets - Analyst

Okay, great. And just to follow up on the gross margin, previous gross margin question, are you seeing anything specific into in Q4 in the backlog in Q4 that will lead you to believe that the gross margins in Q4 are going to be substantially different from the first three quarters?

Cliff Bown - VASCO Data Security International - EVP, CFO

When I’ve done my analysis of the numbers, we keep coming back to the annual guidance. And so I think there is potential for there to be a heavier portion of lower-end products in Q4. So our guidance for gross margins is actually below our year-to-date actuals. Our actuals are about 70%, our guidance is in that 60% to 68% range. So we’ve allowed for that in our guidance, but I think the most important number in our guidance, other than the revenue, is the operator margins — how much of the gross margin falls through to operating income?

Nick Andrews - Lazard Capital Markets - Analyst

Okay, thanks. And when you look past 2008 into 2009, is 2009 going to be— are you going to see some operating margin expansion in considering that you’ve done hopefully a lot of the headcount increases this year?

Cliff Bown - VASCO Data Security International - EVP, CFO

Yes, we’re not ready to really talk about 2009, Nick, at this point. We’ll address those with potentially our guidance in February, according to our past practice.

Nick Andrews - Lazard Capital Markets - Analyst

Okay.

Ken Hunt - VASCO Data Security International - Chairman, CEO

Operator, we have time for one more question.

Operator

Thank you. Our last question comes from the line of Brian Freed from Morgan Keegan. Please proceed.

Brian Freed - Morgan Keegan - Analyst

Hi. Thanks for slipping me in under the wire. Real quick, could you comment a little bit on the linearity of the quarter and how that might have been (technical difficulty) altered the currency impact. And secondly, given the recent moves in currency, can you give a little more granularity on how you see currency impacting the current quarter?

Cliff Bown - VASCO Data Security International - EVP, CFO

I guess on couple of fronts, the linearity, as evidenced by our DSO, was more heavily weighted toward the first part of the quarter than it was the last part of the quarter. When we talk about DSO and we talked about the fact that we’re at 83 days at the end of last quarter and 69 days at the end of this quarter, really talks to the linearity.

In terms of the exchange rates, the exchange rate today, the number of dollars that it takes to buy a euro is about $1.34. And the average rate in the current quarter, or in the fourth quarter of last year was about $1.44. So we actually expect currency to have a negative impact in Q4 if the rates stay the way that they are. If, as I look at rates, last year’s rates versus this year, as the year progressed last year, the rates increased pretty much throughout the year. They peaked in the middle of this year, and they’ve headed down. So through the first three quarters, rates this year, euros to dollars, were stronger than they were last year, but in Q4, I see that sort of crossing where Q4 of last year was stronger than what they would be in Q3 of this year.

Since the majority— well, not the majority, but since our revenue that’s denominated in euros and other currency exceeds our operating expenses in those currencies, we would expect that the currency would have a slight negative impact in Q4 ‘08 versus Q4 ‘07.

Now all of that said, please recognize that the impact on revenue versus operating expenses has been relatively small throughout the year. In this quarter, it was about a $400,000 benefit. Year to date, it’s about a $1.5 million benefit. So I don’t think that the impact of currency in Q4 is going to be material, but I do expect it to go the other direction.

Brian Freed - Morgan Keegan - Analyst

Okay, thanks.

Ken Hunt - VASCO Data Security International - Chairman, CEO

Alright. Operator, that’s all the questions we have time for. Everyone, I just want all of you to know that VASCO’s management, VASCO’s people, staff around the world, we’re focused on one thing — not reading the newspaper, not watching the TV. We’re focused on one thing and that’s execution, and you can rely on us executing. At this time, I’d like to say goodbye to everybody. Thanks for participating in the call. And as always, thanks to the great people, the VASCO people around the world for doing all your hard work, and I’m very, very proud of all of you. Thanks, everybody.

Operator

Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines. Thank you.